                                                                       EXHIBIT 2

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                            TECUMSEH PRODUCTS COMPANY

                                       AND

                           MP PUMPS ACQUISITION CORP.

                                   ----------

                            Dated as of June 30, 2008

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1   SALE AND PURCHASE OF SHARES.................................      1
   1.1      Sale and Purchase of Shares.................................      1
   1.2      Closing.....................................................      1
ARTICLE 2   PURCHASE PRICE AND  PAYMENT.................................      1
   2.1      Purchase Price..............................................      1
   2.2      Adjustment of Initial Purchase Price........................      2
   2.3      Payment of Initial Purchase Price and Adjusted Purchase
            Price.......................................................      3
   2.4      Section 338(h)(10) Election and Purchase Price Allocation...      3
ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF THE SELLER................      4
   3.1      Organization and Good Standing..............................      4
   3.2      Authorization of Agreement..................................      5
   3.3      Capitalization..............................................      5
   3.4      Corporate Records...........................................      5
   3.5      Conflicts; Consents of Third Parties........................      6
   3.6      Ownership and Transfer of Shares............................      6
   3.7      Financial Statements........................................      6
   3.8      No Undisclosed Liabilities..................................      6
   3.9      Absence of Certain Developments.............................      7
   3.10     Certain Tax Matters.........................................      8
   3.11     Real Property...............................................      9
   3.12     Tangible Personal Property..................................      9
   3.13     Technology and Intellectual Property........................      9
   3.14     Material Contracts..........................................     10
   3.15     Employee Benefits...........................................     12
   3.16     Labor.......................................................     12
   3.17     Litigation..................................................     13
   3.18     Compliance with Laws; Permits...............................     13
   3.19     Environmental Matters.......................................     14
   3.20     Financial Advisors..........................................     14

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----
   3.21     Debts and Capitalized Leases.................................    14
   3.22     No Guarantees................................................    14
   3.23     Customer Relations...........................................    14
   3.24     Inventories..................................................    14
   3.25     No Other Representations or Warranties.......................    14
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF PURCHASER..................    15
   4.1      Organization and Good Standing...............................    15
   4.2      Authorization of Agreement...................................    15
   4.3      Conflicts; Consents of Third Parties.........................    15
   4.4      Litigation...................................................    16
   4.5      Investment Intention.........................................    16
   4.6      Financial Advisors...........................................    16
   4.7      Sufficiency of Funds.........................................    16
   4.8      Investigation................................................    16
ARTICLE 5   COVENANTS....................................................    17
   5.1      Employee Matters.............................................    17
   5.2      Preservation of Records......................................    21
   5.3      Publicity....................................................    21
   5.4      Use of Name..................................................    21
   5.5      Insurance....................................................    22
   5.6      Reasonable Commercial Efforts................................    22
   5.7      Contacts with Suppliers, Employees and Customers.............    22
   5.8      Seller Commitments...........................................    22
   5.9      Intellectual Property Covenants..............................    22
   5.10     Tax Matters..................................................    22
   5.11     Seller Post Closing Site Access..............................    25
   5.12     Environmental Responsibility.................................    25
ARTICLE 6   DOCUMENTS TO BE DELIVERED....................................    26
   6.1      Documents to be Delivered by the Seller......................    26

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----
   6.2      Documents to be Delivered by the Purchaser...................    27
ARTICLE 7   INDEMNIFICATION..............................................    27
   7.1      General Indemnification......................................    27
   7.2      Limitations on Indemnification for Breaches of
            Representations and Warranties...............................    29
   7.3      Environmental Liabilities - Indemnification..................    30
   7.4      Survival of Representations and Warranties and Covenants.....    30
   7.5      Limitation on Indemnification for Breaches of Sections 3.2,
            3.6, 3.20, 4.2 or 4.6 Representations and Warranties.........    30
   7.6      General Indemnification Procedures...........................    30
   7.7      Procedures Relating to Indemnification of Tax Claims.........    32
   7.8      Exclusive Remedies...........................................    33
   7.9      Adjustments for Insurance and Tax Benefits...................    33
   7.10     Treatment of Indemnity Payments..............................    33
ARTICLE 8   MISCELLANEOUS................................................    34
   8.1      Certain Definitions..........................................    34
   8.2      Payment of Transfer Taxes....................................    40
   8.3      Excluded Assets..............................................    40
   8.4      Expenses.....................................................    41
   8.5      Further Assurances...........................................    41
   8.6      Governing Law................................................    42
   8.7      Submission to Jurisdiction; Consent to Service of Process....    42
   8.8      Entire Agreement; Amendments and Waivers.....................    42
   8.9      Table of Contents and Headings...............................    42
   8.10     Notices......................................................    43
   8.11     Severability.................................................    43
   8.12     Binding Effect; No Third Party Beneficiaries; Assignment.....    44
   8.13     Disclosure Schedules.........................................    44
   8.14     Rules of Construction........................................    44
   8.15     Counterparts.................................................    44

                         TABLE OF ANNEXES AND SCHEDULES

                                    Schedules

Schedule 2.3.1    - Seller Accounts
Schedule 2.3.3    - Purchaser Accounts
Schedule 3.1      - Qualifications
Schedule 3.5.1    - Conflicts
Schedule 3.5.2    - Required Consents and Approvals - Seller and the Company
Schedule 3.7      - Financial Statements
Schedule 3.8      - Undisclosed Liabilities
Schedule 3.9      - Certain Developments
Schedule 3.10     - Tax Matters
Schedule 3.11     - Company Property
Schedule 3.12     - Tangible Personal Property
Schedule 3.13.1   - Registered Patents, Trademarks and Copyrights (and
                    Applications therefor) Included in Company Intellectual
                    Property
Schedule 3.13.2   - Third Party Owners of Company Intellectual Property
Schedule 3.13.3   - Assignments, Transfers, Conveyances or Encumbrances of
                    Company Intellectual Property
Schedule 3.13.4   - Challenges to Validity and Enforceability of Company
                    Intellectual Property
Schedule 3.13.5   - Third Party Infringement on or Violation of Company
                    Intellectual Property
Schedule 3.13.6.1 - IP/Technology Not Owned by the Company Post-Closing
Schedule 3.13.6.2 - IP/Technology Used by the Company Subject to Third-Party
                    Licenses
Schedule 3.13.7   - Company Royalty Obligations
Schedule 3.13.8   - Alleged Infringements of Third Party Trademark, Copyright or
                    Trade Secret Rights
Schedule 3.14     - Material Contracts
Schedule 3.15.1   - Employee Benefit Plans
Schedule 3.15.2   - Transferred Company Plans
Schedule 3.16.1   - Labor
Schedule 3.16.4   - Labor and Employment Issues
Schedule 3.17     - Litigation
Schedule 3.23     - Customer Relations
Schedule 4.3.2    - Required Consents and Approvals - Purchaser
Schedule 4.6      - Purchaser's Financial Advisors
Schedule 5.1.1    - Employees on Approved Absence
Schedule 5.1.8.2  - Determination of Projected Benefit Obligations
Schedule 5.8      - Commitments

                                   Exhibit(s)

Exhibit A - Accounting Principles
Exhibit B - Form of Resignation and Mutual Release of Officers/Directors
Exhibit C - Form of Guaranty

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 30, 2008 (the "Closing Date"), by and between MP Pumps Acquisition Corp., a corporation organized and existing under the laws of Michigan (the "Purchaser") and Tecumseh Products Company, a corporation organized and existing under the laws of the State of Michigan (the "Seller").

                                   WITNESSETH:

     WHEREAS, the Seller owns all of the issued and outstanding shares (the "Shares") of capital stock of M. P. Pumps, Inc., a corporation organized and existing under the laws of the State of Michigan (the "Company"); and

     WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Shares for the Final Purchase Price upon the terms and conditions hereinafter set forth; and

     WHEREAS, certain terms used in this Agreement are defined in Section 8.1.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE 1

                           SALE AND PURCHASE OF SHARES

          1.1 Sale and Purchase of Shares. The Seller hereby sells, assigns, transfers, conveys and delivers the Shares to the Purchaser, and the Purchaser hereby purchases, for the Final Purchase Price, the Shares from the Seller. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of 11:59 p.m. on the Closing Date (the "Effective Time").

          1.2 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall, unless the parties agree to another date or place, take place at 10:00 a.m. (local time) at the offices of Miller, Canfield, Paddock and Stone, P.L.C., 840 West Long Lake Road, Suite 200, Troy, Michigan on June 30, 2008 (the "Closing Date").

                                    ARTICLE 2

                           PURCHASE PRICE AND PAYMENT

          2.1 Purchase Price.

          2.1.1 The unadjusted purchase price for the Shares shall be an amount equal to the sum of Fourteen Million Six Hundred Thousand Dollars and No/100

($14,600,000.00) (the "Initial Purchase Price"). The Initial Purchase Price is subject to adjustment by the Adjustment Amount (the result being, the "Final Purchase Price") pursuant to Section 2.2. The Initial Purchase Price and the Adjustment Amount shall be payable as provided in Section 2.3. All amounts set forth in this Agreement shall be in U.S. Dollars, unless otherwise stated.

          2.2 Adjustment of Initial Purchase Price.

          2.2.1 Within sixty (60) calendar days following the Closing Date (the "Adjustment Period"), the Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement of Working Capital of the Company as of the close of business on the Closing Date (the "Closing Date Working Capital"). The Closing Date Working Capital shall be prepared in accordance with the Accounting Principles. During the preparation of the statement of Closing Date Working Capital, Purchaser shall afford, and shall cause the Company to afford, the Seller reasonable opportunity to review such preparation, including supporting detail, and the right to be present for any physical inventory of the Company's assets undertaken by Purchaser for purposes of preparing the statement of Closing Date Working Capital. Notwithstanding anything herein or in the Accounting Principles to the contrary, in the event Seller or the Company, at or subsequent to the Closing Date, contributes assets or satisfies any Liabilities of the Company and such assets or satisfaction of Liabilities would come within the definition of Working Capital, the Closing Date Working Capital shall be adjusted accordingly.

          2.2.2 The statement of Closing Date Working Capital shall be final and binding on the parties unless the Seller shall, within thirty (30) days following the delivery of the statement of Closing Date Working Capital, deliver to the Purchaser written notice of objection (the "Objection Notice") with respect to the statement of Closing Date Working Capital. The Objection Notice shall specify in reasonable detail the disputed items on the statement of Closing Date Working Capital and describe in reasonable detail the basis for the disputed items, including the data that forms the basis thereof, as well as the amount in dispute. During the 30-day period following the Purchaser's delivery of the statement of Closing Date Working Capital to the Seller, the Purchaser shall grant the Seller reasonable access during normal business hours to the books and records of the Company relevant to the preparation of such statement.

          2.2.3 If the Objection Notice is delivered, the parties shall consult with each other with respect to the disputed items and attempt in good faith to resolve the dispute. If the parties are unable to reach agreement within thirty
(30) days after delivery of the Objection Notice, either the Purchaser or the Seller may refer any unresolved disputed items to an accounting firm of national reputation selected by mutual agreement of the Purchaser and the Seller, or if the Purchaser and the Seller are unable to so agree, BDO Seidman, LLP (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty (30) days on the unresolved disputed items and to resolve only those issues of dispute set forth in the Objection Notice. The Unrelated Accounting Firm shall resolve such issues of dispute in accordance with the Accounting Principles. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Seller and the Purchaser.

          2.2.4 Upon final determination of the Closing Date Working Capital, the Initial Purchase Price shall be (i) increased dollar for dollar to the extent the Closing Date Working Capital exceeds the Target Working Capital, or
(ii) decreased dollar for dollar to the extent the Closing Date Working Capital is less than the Target Working Capital (the "Adjusted Purchase Price"). The difference between the Initial Purchase Price and the Adjusted Purchase Price (the "Adjustment Amount"), shall be paid by Purchaser to Seller, or Seller to Purchaser, as the case may be. In the event the Adjusted Purchase Price is (i) greater than the Initial Purchase Price, Purchaser shall pay to Seller the Adjustment Amount, or (ii) less than the Initial Purchase Price, Seller shall pay to Purchaser the Adjustment Amount. Payment of the Adjustment Amount shall be made in accordance with Section 2.3.2 and 2.3.3.

          2.3 Payment of Initial Purchase Price and Adjusted Purchase Price.

          2.3.1 Simultaneous with the execution of this Agreement, the Purchaser shall pay to the Seller an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Seller on Schedule 2.3.1.

          2.3.2 Within five (5) Business Days after the parties agree on the Closing Date Working Capital in accordance with Section 2.2, the Adjustment Amount as determined in accordance with Section 2.2.4 shall be paid by the applicable party to the other party. The Adjustment Amount shall bear interest determined by computing simple interest on the Adjustment Amount from the date on which it is due to the date of payment(s) at the prime rate published in the Wall Street Journal on the date that the payment of the Adjustment Amount is due.

          2.3.3 Payment of the Adjustment Amount shall be made by wire transfer of immediately available funds if to Seller by Purchaser to an account or accounts designated by the Seller on Schedule 2.3.1, and if to Purchaser by Seller to an account or accounts designated by the Purchaser on Schedule 2.3.3.

          2.4 Section 338(h)(10) Election and Purchase Price Allocation.

          2.4.1 Seller and Purchaser will make a joint election under Code
Section 338(h)(10) (and at the request of Purchaser any corresponding elections under state, local and foreign law) with respect to the stock purchase under this Agreement (a "Section 338(h)(10) Election").

          2.4.2 Purchaser shall be responsible for, and control, the preparation and filing of the Section 338(h)(10) Election. The Seller shall execute and deliver to Purchaser such documents or forms (including Section 338 Forms, as defined below) as Purchaser shall reasonably request or as are required by applicable Law to make effective the Section 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or foreign Governmental Body in connection with a Section 338(h)(10) Election, including, without limitation, any statement of Section 338 Election and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to the Code.

          2.4.3 Within ninety (90) days after Closing, Purchaser shall prepare and deliver to Seller a statement (the "Allocation"), allocating the Initial Purchase Price among the assets in accordance with Sections 338 and 1060 of the Code and applicable Treasury Regulations as well as working papers, studies and other reports supporting such Allocation. Seller shall notify Purchaser of any disagreement within fifteen (15) Business Days of Seller's receipt of the proposed Allocation. Any dispute regarding the Allocation shall be resolved pursuant to the procedures set forth in Section 2.4.4. The Seller and Purchaser shall (x) be bound by the Allocation for purposes of determining any Taxes; (y) prepare and file its Tax Returns on a basis consistent with the Allocation; and
(z) take no position inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Governmental Body or otherwise. The Purchaser and Seller will each report, on IRS Form 8594 (Asset Acquisition Statement) and any other corresponding state or local form, the federal, state and local income and other tax consequences of the purchase and sale contemplated by the Agreement. The adjustments to the Initial Purchase Price determined pursuant to Section 2.2 shall be allocated to and among the Company's assets to the extent permitted by law. In the event that the Allocation is disputed by any Governmental Body, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding at Purchaser's cost and expense.

          2.4.4 If Seller and Purchaser fail to agree on the Allocation, such matter shall be referred by either party to the Unrelated Accounting Firm for binding arbitration. Each of Purchaser and Seller shall be entitled to submit to the Unrelated Accounting Firm a memorandum setting forth its position with respect to such arbitration within thirty (30) days of the selection of the Unrelated Accounting Firm. The Unrelated Accounting Firm shall render a determination within sixty (60) days of its selection. The determination of the Unrelated Accounting Firm shall be final and binding on all Parties. The costs incurred in retaining the Unrelated Accounting Firm shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchaser that:

          3.1 Organization and Good Standing. Each of the Company and the Seller is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect all of which are set forth on Schedule 3.1.

          3.2 Authorization of Agreement. The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          3.3 Capitalization.

          3.3.1 The authorized capital of the Company consists of 50,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding and constitute the Shares.

          3.3.2 All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          3.3.3 There is no existing option, warrant, call, right, commitment or other agreement of any character to which the Seller or Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

          3.4 Corporate Records. The Seller has made available to the Purchaser true, correct and complete copies of the articles of incorporation and bylaws of the Company.

          3.5 Conflicts; Consents of Third Parties.

          3.5.1 Except as set forth in Schedule 3.5.1, none of the execution and delivery by the Seller of this Agreement and the other Seller Documents, the consummation of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof or thereof will: (i) conflict with, or result in the breach of, any provision of the articles of incorporation or bylaws of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is bound;
(iii) violate any statute, rule, regulation, Order or decree of any Governmental Body or authority by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company except, in each case, for such violations, breaches or defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.5.2 Except as set forth on Schedule 3.5.2, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or the Seller in connection with the execution and delivery of this Agreement or the other Seller Documents, or the compliance by the Seller or Company as the case may be, with any of the provisions hereof or thereof, except such consents, waivers, approvals, Orders, Permits and authorizations which, if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.6 Ownership and Transfer of Shares. The Seller is the successor by merger to the record owner of the Shares and is the beneficial owner of the Shares. The Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good title to such Shares, free and clear of any and all Liens as of the Effective Time.

          3.7 Financial Statements. Attached hereto as Schedule 3.7 is a copy of the unaudited financial statements of the Company at December 31, 2007. Such financial statements are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared in accordance with the Accounting Principles. The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company, as of and for the periods to which they relate. For the purposes hereof, the consolidated balance sheet of the Company, which is included in the Financial Statements, as at December 31, 2007 is referred to as the "Balance Sheet" and December 31, 2007 is referred to as the "Balance Sheet Date."

          3.8 No Undisclosed Liabilities. Except as would not cause a Company Material Adverse Effect, or as set forth on Schedule 3.8, as of the Balance Sheet Date, the Company had no indebtedness, obligations or Liabilities of any kind required by the Accounting Principles to be reflected in the Balance Sheet that was not fully reflected in the Balance Sheet and, since the Balance Sheet Date, the Company has not incurred any indebtedness, obligation or Liability other than in the ordinary course of business consistent with past practice.

          3.9 Absence of Certain Developments. Except as contemplated by or in connection with this Agreement or as set forth on Schedule 3.9, since the Balance Sheet Date:

          3.9.1 there has not been any damage, destruction or loss not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than One Hundred Fifty Thousand Dollars ($150,000) for any single loss;

          3.9.2 there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Seller or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

          3.9.3 there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

          3.9.4 the Company has not entered into any transaction or Contract involving the expenditure of more than One Hundred Fifty Thousand Dollars ($150,000) or conducted its business other than in the ordinary course of business consistent with past practice;

          3.9.5 the Company has not made any guarantee or any material borrowings, loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of Seller other than in the ordinary course of business consistent with past practice;

          3.9.6 the Company has not mortgaged, pledged or subjected to any Lien any asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of One Hundred Fifty Thousand Dollars ($150,000), except for assets mortgaged, pledged, subjected to any Lien, acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

          3.9.7 the Company has not canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding One Hundred Fifty Thousand Dollars ($150,000) or amended, canceled, terminated, relinquished, waived or released any Contract or right involving the expenditure of more One Hundred Fifty Thousand Dollars ($150,000);

          3.9.8 the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of One Hundred Fifty Thousand Dollars ($150,000) other than in the ordinary course of business;

          3.9.9 the Company has not instituted or settled any Legal Proceeding in which equitable relief was sought or in which claimed damages exceeded One Hundred Fifty Thousand Dollars ($150,000);

          3.9.10 there has not been any material change in compensation or bonus payments or arrangements for Employees of the Company; and

          3.9.11 there has not been any amendment or termination of any Contract that has a Company Material Adverse Effect.

          3.10 Certain Tax Matters. Except as set forth on Schedule 3.10:

          3.10.1 (i) All material income or franchise Tax Returns required to be filed by or on behalf of the Seller and the Company have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete, (ii) Seller or the Company has paid or made provision for the payment of all Taxes shown to be due and owing by Seller or Company (whether or not shown or required to be shown on any Tax Returns) and
(iii) with respect to any Taxes of the Company, no material Liens for Taxes have been filed with respect to the assets of the Company and no material claims are being asserted in writing;

          3.10.2 (i) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code or "tax exempt bond financed property" within the meaning of Section 168(g) of the Code and (iii) Company is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954;

          3.10.3 The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws;

          3.10.4 Seller has made available to Purchaser complete copies of (i) all material income or franchise Tax Returns of the Company (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to the Company) relating to the taxable periods ending after December 31, 2003 and (ii) the portions of any audit report issued within the last three years relating to any Taxes due from the Company;

          3.10.5 To the Knowledge of Seller, there are no audits or investigations by any Governmental Body of the Company in progress;

          3.10.6 The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

          3.10.7 There has been no waiver or extension of any applicable statute of limitations for the assessment of or collection of any Tax of or pertaining to the Company and there is no outstanding request for any extension of time within which to pay any Tax or file any return of or pertaining to the Company; and

          3.10.8 The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481(a) or Section 263A of the Code or any comparable provision of State, local or foreign Tax laws by reason of a change in accounting method or otherwise; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          3.11 Real Property. Schedule 3.11 sets forth a description of the real property and interests in real property material to the continued operation of the Company, taken as a whole, owned in fee by the Company, including, without limitation, any buildings and structures on the real property (the "Company Property"). The Company has good and marketable fee title to the Company Property, free and clear of all Liens of any nature whatsoever except (i) Liens set forth on Schedule 3.11, (ii) Permitted Exceptions, and (iii) such imperfections of title and Liens as do not materially detract from or materially interfere with the use of the Company Property subject thereto or affected thereby, or otherwise materially impair the Company operations involving the Company Property.

          3.12 Tangible Personal Property. Except as set forth on Schedule 3.12 or as would not have a Company Material Adverse Effect, the Company: (i) has good and valid title to all tangible personal property that is currently employed by it in the conduct of its business as presently conducted and which is material to the conduct by the Company of its business, free and clear of all Liens other than Permitted Exceptions and (ii) upon consummation of the transactions contemplated by this Agreement, will be entitled to continue to own and use all such tangible personal property.

          3.13 Technology and Intellectual Property.

          3.13.1 Schedule 3.13.1 lists all U.S. patents, registered copyrights, registered trademarks and pending applications therefor included in the Company Intellectual Property.

          3.13.2 Except as shown in Schedule 3.13.2, to the Knowledge of Seller, the Company is the sole and exclusive owner of the Company Intellectual Property, and no other Person has served the Company with any written notice of a claim of ownership with respect to the Company Intellectual Property.

          3.13.3 Except as shown in Schedule 3.13.3, to the Knowledge of Seller, the Company has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Company Intellectual Property.

          3.13.4 Except as shown in Schedule 3.13.4 or as noted in Schedule 3.13.1, to the Knowledge of Seller, the Company Intellectual Property is valid, is not invalid or unenforceable in whole or in part and is not the subject of any challenge except, in each case, as would not have a Company Material Adverse Effect.

          3.13.5 Except as shown in Schedule 3.13.5, to the Knowledge of Seller, no third party is currently violating or infringing upon any of the Company's rights in the Company Intellectual Property except for any such infringements that do not materially impair the ability of the Company to operate the business as conducted on the date of this Agreement.

          3.13.6 Except as set forth on Schedule 3.13.6.1, the Company owns or otherwise possesses (or at the time of Closing will possess) valid and enforceable rights to use all Intellectual Property and Technology currently used in the business as conducted up to and through the Closing Date. Schedule
3.13.6.1 sets forth a list of licenses currently used in the business of the Company that will not be owned or otherwise possessed by the Company after the Closing. Schedule 3.13.6.2 lists all material license agreements granting to the Company any material right to use any Intellectual Property or Technology other than software that is available through "shrink wrap" or similar widely available commercial end user licenses.

          3.13.7 Except as shown in Schedule 3.13.7, the Company is not under any obligation to pay any royalties or similar payments in connection with any license to the Company.

          3.13.8 Except as shown in Schedule 3.13.8, to the Knowledge of Seller, the business of the Company as it is currently conducted does not violate or infringe the trademark, copyright or trade secret rights of any third party.

          3.14 Material Contracts. Schedule 3.14 sets forth all of the following Contracts to which the Company is a party or by which it is bound as of the date of this Agreement (collectively, the "Material Contracts"):

          3.14.1 Contracts with the Seller or any Affiliate of the Seller, in each case involving payments in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum, or not terminable without penalty on less than ninety (90) days' notice;

          3.14.2 Contracts for the sale of any of the assets of the Company other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of its assets, in each case for consideration in excess of One Hundred Fifty Thousand Dollars ($150,000);

          3.14.3 joint venture agreements that are material to the business of the Company taken as a whole;

          3.14.4 Contracts containing material covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

          3.14.5 Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person, in each case, for consideration in excess of One Hundred Fifty Thousand Dollars ($150,000) with regard to transactions not yet consummated;

          3.14.6 Contracts relating to the borrowing of money involving amounts in excess of One Hundred Fifty Thousand Dollars ($150,000);

          3.14.7 Contracts relating to capitalized or operating leases of the Company;

          3.14.8 All agreements of the Company with distributors and sales agents or representatives;

          3.14.9 All agreements, contracts, arrangements, commitments, understandings or obligations with respect to the payment by the Company of commissions; or

          3.14.10 Any other Contracts which involve the expenditure of more than One Hundred Fifty Thousand Dollars ($150,000) in the aggregate that are not terminable by the Company without penalty on less than ninety (90) days' notice.

     Except as set forth on Schedule 3.14, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.14, the Company has not received any written notice that it is in default in any material respect under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in default thereunder in any material respect.

          3.15 Employee Benefits.

          3.15.1 Schedule 3.15.1 sets forth all material, written "employee benefit plans," (as defined in Section 3(3) of ERISA), programs or arrangements maintained by the Company or the Seller or to which the Company or the Seller contributes or is obligated to contribute thereunder on behalf of current or former employees of the Company within the last six plan years preceding the Closing Date (the "Company Plans").

          3.15.2 True, correct and complete copies of the following documents, with respect to each of the Company Plans, if applicable, have been made available or delivered to the Purchaser: (i) any plans and related trust documents, and amendments thereto; and (ii) with respect to Company Plans that are sponsored or maintained by the Company or will be assumed hereunder by the Purchaser on and after the Closing Date, each of which is identified in Schedule
3.15.2 ("Transferred Company Plans"): (a) the Forms 5500 filed with respect to such plans for the past three (3) plan years; (b) the last IRS determination letter, if applicable; (c) the most recent actuarial report; and (d) the currently applicable summary plan description(s).

          3.15.3 The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any Liability, penalty or tax under ERISA or the Code which would result in a Company Material Adverse Effect.

          3.15.4 The Transferred Company Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to do so would not result in a Company Material Adverse Effect. No actions, suits, claims or disputes (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened, that could result in a Company Material Adverse Effect. No audits, inquiries, reviews, proceedings, claims or demands involving any Transferred Company Plan are pending with any Governmental Body.

          3.15.5 No Company Plan is a "multiemployer pension plan" as defined in
Section 3(37) of ERISA.

          3.15.6 All contributions to any Transferred Company Plan required to be made by the Company and any payment under any Transferred Company Plan (except those to be made from a trust qualified under Sections 401(a) and 501(a) of the Code) required to be made by the Company for any period ending before the Closing Date have been paid, and to the extent unpaid, are reflected on the Balance Sheet.

          3.16 Labor.

          3.16.1 Except as set forth on Schedule 3.16.1, the Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on
Schedule 3.16.1, together with all amendments, modifications or supplements thereto.

          3.16.2 Certain employees of the Company are currently members of International Association of Machinists and Aerospace Workers Local Lodge No.
82. No other labor organization or group of employees of the Company has made, in writing, a pending demand for recognition of a union as collective bargaining unit, and there are no representation proceedings or petitions seeking a representation proceeding presently pending involving the Company.

          3.16.3 There are no strikes, work stoppages, unfair labor practice charges, slowdowns or lockouts or, to the Knowledge of Seller, grievances or other labor disputes pending or overtly threatened against or involving the Company except as would not have a Company Material Adverse Effect.

          3.16.4 No notice has been received by the Company or the Seller of any complaint filed by any of the Employees against the Company claiming that the Company has violated any law regarding civil rights, human rights, equal opportunity (or any applicable Employee or human rights or equal opportunity or similar legislation in any jurisdictions in which the business of the Company is conducted or the Company operates) or of any complaints or proceedings of any kind involving the Company or any of the Employees of the Company before any labor relations board, except as disclosed in Schedule 3.16.4, there are no outstanding orders or charges against the Company under the Occupational Safety and Health Act (or any applicable health and safety legislation in any jurisdictions in which the business of the Company is conducted). All levies, assessments and penalties made against the Company pursuant to any applicable workers' compensation act (and any applicable workers' compensation legislation in any jurisdictions in which the business of the Company is conducted) have been paid by the Company and the Company has not been reassessed under any such legislation during the past five years.

          3.17 Litigation. Except as set forth on Schedule 3.17, there is no:
(i) Legal Proceeding pending or, to the Knowledge of Seller, threatened against the Company, or to which the Company is a party or relating to any of the properties (owned or leased), businesses or business properties of the Company or the transactions contemplated by this Agreement; or (ii) judgment, order, writ, injunction or decree of any court or administrative agency involving the Company or affecting its assets or business.

          3.18 Compliance with Laws; Permits.

          3.18.1 The Company is in material compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties and assets, except for such non-compliances as would not, individually or in the aggregate, have a Company Material Adverse Effect. All governmental Permits and approvals from state, federal or local authorities which are required for the Company to operate its business have been issued, except for those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.19 Environmental Matters. IN CONNECTION WITH ANY AND ALL ENVIRONMENTAL MATTERS AND COMPLIANCE WITH ENVIRONMENTAL LAWS, THE SELLER, MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, STATUTORY OR IMPLIED, AND ALL WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY SELLER.

          3.20 Financial Advisors. Except for EuroConsult, Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Seller shall be responsible for the fees of EuroConsult, Inc.

          3.21 Debts and Capitalized Leases. The Company has no capitalized or operating leases.

          3.22 No Guarantees. Except as set forth on Schedule 3.14, the Company is not a party to any guarantee, indemnification agreement, repurchase agreement or other credit accommodation which guarantees the credit or obligations of another Person and no other party has entered into any such commitment or obligation for the benefit of the Company.

          3.23 Customer Relations. Except as set forth on Schedule 3.23 and to the Knowledge of Seller, since the Balance Sheet Date, no customer of the Company has terminated or communicated to the Company the intention or threat to terminate its relationship with the Company, or the intention to substantially reduce the quantity of products or services it purchases from the Company, or its dissatisfaction with the products or services sold by the Company. Except as set forth on Schedule 3.23, no single customer or group of affiliated customers has accounted for more than ten (10) percent of the Company's gross sales during any of the Company's last three (3) fiscal years. Schedule 3.23 contains a complete list of all prepayments made to the Company by customers.

          3.24 Inventories. The Company's inventory complies with all applicable federal laws and regulations and with all applicable laws and regulations of each of the states of the United States in which the Company does business or into which any product would be shipped directly by the Company.

          3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Seller nor the Company makes any representations or warranties, and the Seller and the Company hereby disclaim any other representations or warranties, whether made by the Seller, the Company, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Document, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing. Notwithstanding anything to the contrary herein, no representation or warranty contained in this
Article 3 is intended to, or does, cover or otherwise pertain to any assets not owned by the Company.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Seller that:

          4.1 Organization and Good Standing. The Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Michigan.

          4.2 Authorization of Agreement. The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          4.3 Conflicts; Consents of Third Parties.

          4.3.1 None of the execution and delivery by the Purchaser of this Agreement and the other Purchaser Documents, the consummation of the transactions contemplated hereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or bylaws of the Purchaser;
(ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound; or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

          4.3.2 Except as set forth on Schedule 4.3.2, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

          4.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened, that are reasonably likely to prohibit or adversely affect the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

          4.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

          4.6 Financial Advisors. Except as set forth in Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Purchaser shall be responsible for the fees or commissions of any Person listed on Schedule 4.6.

          4.7 Sufficiency of Funds. Purchaser has sufficient internal funds available to pay the Initial Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement or sufficient binding, non-contingent commitments from third parties to pay the Initial Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

          4.8 Investigation. The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the business; and (ii) has been furnished with or given adequate access to such information about the Company as it has requested. The Purchaser further acknowledges and agrees that the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements made in this Agreement and Seller makes no express or implied representation or warranty with respect to the Company, the business or otherwise or with respect to any other information provided by the Seller or its Affiliates or representatives including as to (a) merchantability or fitness for any particular use; (b) the operation of the business by the Purchaser after the Closing in any manner; or
(c) the
probable success or profitability of the ownership, use or operation of the Company by the Purchaser after the Closing. The Purchaser has not relied upon any other representations or other information made or supplied by or on behalf of Seller or by any Affiliate or representative of Seller, including any information provided in the presentation materials provided by Seller or EuroConsult, Inc.

                                   ARTICLE 5

                                   COVENANTS

          5.1 Employee Matters.

          5.1.1 The Purchaser acknowledges that by purchasing the Shares, it shall, through the Company, employ all of the individuals employed by the Company (including Employees on vacation and on any Approved Absence, as defined below) as of the Closing Date or, in the case of an Employee on Approved Absence, as of the time of the Employee's return to work ("Employees") provided, however, that subject to applicable Law, nothing in this Agreement shall require the Purchaser or the Company to continue the employment of any Employee for any specified period after the Closing Date. "Approved Absence" means an approved leave of absence (including active military service), short term and long term disability (including employees on workers' compensation). Schedule 5.1.1 identifies all Employees currently on an Approved Absence.

          5.1.2 For a period of 24 months following the Closing Date, Purchaser shall cause the Company to provide, each Employee, while employed by the Company, with a base salary or wage rate that is not less than his or her base salary or wage rate in effect immediately prior to the Closing Date (or, as applicable, immediately prior to his or her Approved Absence). Purchaser shall cause the Company to provide each executive Employee of the Company with an incentive opportunity that shall be a combination of cash and equity and which in the aggregate shall be substantially equivalent to the cash incentive opportunity such Employee had immediately prior to the Closing Date (or, as applicable, immediately prior to his or her Approved Absence). Effective as of the Closing Date, the Purchaser shall cause the Company to provide, each Employee with employee benefits that are substantially equivalent in the aggregate to the benefits provided by Seller to the Employees immediately prior to the Closing except that the Company shall not provide a tax-qualified defined benefit plan and trust for nonunion Employees after the Closing Date.

          5.1.3 Subject to the limitations described herein, on and after the Closing Date, the Seller shall continue to provide retiree medical coverage under the Tecumseh Products Company Retiree Medical Plan (the "Retiree Plan") to individuals and their eligible spouses and dependents who are nonunion employees of the Company receiving retiree medical benefits as of the Closing Date ("Company Retirees"). Notwithstanding anything herein to the contrary, the Seller may, at any time, in Seller's sole discretion (subject to applicable
Laws), amend or terminate the Retiree Plan as applicable to such Company Retirees. Subject to the terms of the Retiree Plan, any nonunion Employee who would otherwise qualify to be covered under the Retiree Plan had his or her employment termination occurred on a date prior to (or including) the Closing Date (disregarding, for purposes of this Section 5.1.3, any provision of the Retiree Plan which requires that an Employee retire on or before a certain date) shall be eligible to be covered under, as provided in, the Retiree Plan during his or her employment with the Company after the Closing Date and thereafter following termination of employment with the Company in accordance with the following: (i) the Employee must follow all standard procedures (including timing mechanisms) for enrolling in the Retiree Plan (and for continuing coverage) set forth by the Seller from time to time, (ii) the Employee must accept, and cannot opt out or reject, health and medical coverage offered by the Company or its related entities, (iii) the Retiree Plan shall be the secondary payor to the Company's health and medical coverage, which shall be the primary coverage and primary payor for the Employee, (iv) the Retiree Plan shall be subject to applicable plan terms and shall be subject to amendment, modification and termination at any time by the Seller in its sole discretion (subject to applicable Laws), and Seller does not promise that coverage under the Retiree Plan shall extend for any length of time in the future, (v) neither the Purchaser nor the Company (or any related entities) shall take any action at any time to cause or encourage the Employees to become ineligible for the applicable health coverage offered by the Purchaser or the Company (or the related entities), including, but not limited to, raising the hourly or other requirements for eligibility, pressuring Employees to work less hours than is required for eligibility, etc., (vi) the contributory portion of the premium for which the Employee would otherwise be responsible to remit to the Seller for the Retiree Plan shall be waived upon the Employee remitting to the Seller proof of premium payment for the primary coverage provided by the Company or its related entities, and (vii) at the time that the Employee's employment with the Company and related entities terminates after the Closing Date while the Employee was properly enrolled in the Retiree Plan, the Retiree Plan (subject to Medicare and applicable Law) shall become the primary coverage after that employment termination. If the Employee is or subsequently becomes eligible for health coverage (as a retiree or as an active employee) by a plan sponsored by the Company (or its related entities) or any other entity (regardless of whether that entity is related to the Company or Purchaser), the Retiree Plan shall be secondary, and the other coverage provided to the Employee shall be primary.

          5.1.4 Effective as of the Closing Date, the Purchaser shall cause the Company to assume all responsibility for the retiree medical plan which provides benefits for retired union Employees, plus any supplemental or additional benefit (including, but not limited to, prescription drug coverage) provided to retired union Employees under or pursuant to any Company Plan, and the Seller shall incur no Liability with respect to such plan after the assumption, except as provided in Article 7.

          5.1.5 With respect to the Company's employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Employees on or after the Closing Date (other than any non-qualified retirement or deferred compensation plans or equity-based compensation plans), service with the Company before the Closing Date shall be counted for purposes of eligibility to participate, vesting, and in determining the level of benefits with respect to vacation and severance, to the same extent such service was counted under the corresponding Company Plan prior to the Closing Date.

          5.1.6 With respect to any group health plans of the Company providing welfare benefits of the type described in Section 3(1) of ERISA to Employees on and after the Closing Date, such plans shall grant credit for amounts paid by the Employees (including applicable deductibles, copays, annual out-of-pocket limits or similar costs) under corresponding Company Plans during the portion of the applicable plan year preceding the Closing Date and shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived under corresponding Company Plans. On the Closing Date and each month thereafter for the remainder of the plan year, the Seller shall provide the Purchaser with information regarding the amount of deductibles, copays, out-of-pocket limits or similar costs incurred by each Employee during the portion of the plan year preceding such date.

          5.1.7 Effective as of the Closing Date, the Purchaser shall cause the Company to cover nonunion Employees under a defined contribution plan and trust intended to qualify under Sections 401(a) and (k) and Section 501(a) of the Code (the "Purchaser DC Plan"). The Purchaser shall cause the Purchaser DC Plan to permit nonunion Employees to make a direct rollover of their account balances under the Tecumseh Products Company Salaried Retirement Savings Plan. Seller and Purchaser shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Closing Date.

          5.1.8 Effective as of the Closing Date, the Purchaser shall cause the Company to assume all of the obligations and Liabilities of Seller under the Tecumseh Products Company Pension Plan for Hourly Union Employees of MP Pumps, Inc. (the "Company Hourly DB Plan") and the Tecumseh Products Company Retirement Savings Plan for Hourly Union Employees of MP Pumps, Inc. and the Seller shall incur no liability with respect to those plans after the assumption, except as provided in Article 7. From and after the Closing Date, the Company shall be responsible for ongoing compliance with ERISA and tax qualification requirements of the Code (including timely amendments, reporting, disclosure and funding). With the exception of these two plans and any other such Transferred Company Plan, the Seller shall retain all of the duties and obligations under all Company Plans that are sponsored and maintained by Seller, including Liability for all claims incurred under any Company Plans that provide health or welfare benefits to retirees, former employees (to the extent provided in the applicable plan documents), and with respect to current employees of the Company for those claims incurred prior to the Closing Date, and neither the Company nor the Purchaser shall assume any Liability or obligations under such plans. All Transferred Company Plans shall be the responsibility of the Company on and after the Closing Date. With respect to the Company Hourly DB Plan:

               5.1.8.1 Purchaser shall cause the Company to establish a new trust (the "Company Hourly DB Plan Trust") to receive and hold the plan assets of the Company Hourly DB Plan on and after the Closing Date. A copy of the trust agreement for the Company Hourly DB Plan Trust has been provided to Purchaser.

               5.1.8.2 The Seller shall direct the trustee to transfer all of the plan assets allocated to the Company Hourly DB Plan to the trustee of the Company Hourly DB Plan Trust effective as of the Closing Date. If the fair market value as of June 30, 2008 of such transferred assets is not equal to or greater than the "projected benefit obligation" of such plan as of June 30, 2008, the Seller shall transfer to the Purchaser an amount in cash equal to the excess of the projected benefit obligation over the fair market value of the transferred assets, promptly following the final determination of the amount (if any) required to be transferred. Notwithstanding the preceding, at Seller's option, the amount (if any) determined pursuant to the preceding sentence may instead be contributed by Seller to the Tecumseh Products Company Master Pension Trust, for allocation to the Company Hourly DB Plan, and upon such contribution, the Seller shall direct the trustee of all of the plan assets so allocated to the Company Hourly DB Plan to be transferred promptly to the trustee of the Company Hourly DB Plan Trust. Prior to the transfer of assets to the Company Hourly DB Plan Trust, and thereafter for a period of not less than twenty (20) days after the Seller furnishes all demographic and other participant information with respect to such plan to the Purchaser, which period shall not extend beyond the transfer of assets to the Company Hourly DB Plan Trust, the Seller shall direct the trustee of the Tecumseh Products Company Master Pension Trust to continue to make monthly benefit payments to union Employees and such payments shall be taken into account in determining the Closing Date PBO as provided above and in Schedule 5.1.8.2. For the foregoing purposes: (i) the fair market value of plan assets shall be determined as of June 30, 2008 in accordance with Schedule 5.1.8.2; and
     (ii) the projected benefit obligation of the plan census data and parameters set forth in Schedule 5.1.8.2 (as so determined, the "Closing Date PBO"), as follows:

               5.1.8.2.1 Within five (5) business days following June 30, 2008, Watson Wyatt Worldwide ("Seller's Actuary") will compute the Closing Date PBO and deliver its report thereon to the Purchaser. If no objection thereto is made by the Purchaser or The Benefit Practice (the "Purchaser's Actuary") within five (5) business days thereafter, the Closing Date PBO amount computed by the Seller's Actuary shall be deemed to have been accepted by the Purchaser and finally determined.

               5.1.8.2.2 If the Purchaser's Actuary disputes the mechanical computation by the Seller's Actuary within five (5) business days and the two are not able to resolve the dispute within five (5) business days, the Closing Date PBO shall be determined by a third actuary selected jointly by the Seller's Actuary and the Purchaser's Actuary, and the determination of the Closing Date PBO by such third actuary shall be deemed to have been finally determined. For the avoidance of doubt, Purchaser's Actuary may not dispute actuarial assumptions or methodologies set forth in Schedule
     5.1.8.2. The fees and expenses of such third actuary shall be borne by Purchaser.

          5.2 Preservation of Records. Subject to Sections 7.6.1 and 7.7.1.3 (relating to the preservation of records related to Claims for indemnification on Tax matters), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of ten (10) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement (including indemnification obligations under Section 7.1.1.3) and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy such records within ten (10) years of the Closing Date, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records.

          5.3 Publicity. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, based upon advice of their respective legal counsel, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or national quotation system on which the Purchaser or the Seller list securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

          5.4 Use of Name. Purchaser agrees that it shall cause the Company to
(i) as soon as practicable after the Closing Date and in any event within sixty
(60) days following the Closing Date, cease to make any use of the name "Tecumseh Products Company" or "Tecumseh," or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Seller Marks"); and (ii) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than sixty (60) days following the Closing Date, Purchaser shall cause the Company to remove, strike over or otherwise obliterate all Seller Marks from all materials owned by the Company, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, the Company's website, and other materials in any form or media; provided, however, that the Company may continue for an extended period of one-hundred twenty (120) days following the Closing Date to use the Company's stock of corrugated shipping material existing as of the Closing Date.

          5.5 Insurance. The Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided in relation to the Company as being maintained by the Seller or its Affiliates (other than the Company) (whether such policies are maintained with third party insurers or with the Seller or its Affiliates (other than the Company)) shall cease and no further coverage shall be available to the Company as an Affiliate under any such policies. After the Closing Date, the Seller shall retain any and all rights to any insurance coverage available to the Seller and the Company on or before the Closing Date, pursuant to insurance policies issued to the Seller.

          5.6 Reasonable Commercial Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          5.7 Contacts with Suppliers, Employees and Customers. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason or no reason, Purchaser shall not contact any suppliers to, employees of, or customers of, the Company in connection with or pertaining to any subject matter of this Agreement.

          5.8 Seller Commitments. Purchaser acknowledges and agrees that, on or before the date that is thirty (30) days following the Closing Date, it shall cause any Commitment made by Seller and its Affiliates (other than Company) with respect to the activities (financial or otherwise) of Company set forth on
Schedule 5.8 to be terminated or settled or replaced by an alternate Commitment from a party other than Seller or its Affiliates (excluding Company). For purposes of the foregoing, "Commitment" shall mean any financial commitment or support, including, without limitation, performance bonds, parent company guarantees, bid bonds, bank guarantees or similar instruments.

          5.9 Intellectual Property Covenants. To the extent that Seller transfers any Intellectual Property or Technology that does not relate to the Company or is necessary to the conduct of the business of Seller or its Affiliates (other than the Company) as conducted up to and through the Closing Date, after written notice by Seller to Purchaser, Purchaser agrees to transfer that Intellectual Property or Technology back to Seller and/or its Affiliates or, if that Intellectual Property or Technology is used by the Company, to grant Seller and/or its Affiliates a perpetual, nonexclusive, sublicensable, fully paid-up license to use that Intellectual Property or Technology to the extent that Purchaser has the right to make such grant.

          5.10 Tax Matters.

          5.10.1 Allocation of Taxes to Seller. Seller shall be responsible for and will pay or cause to be paid any and all of the following (collectively, "Seller's Taxes"):

          5.10.1.1 Excluded Taxes;

          5.10.1.2 Seller's portion of the Taxes for any Straddle Period, as determined under Section 5.10.3;

          5.10.1.3 all Transfer Taxes; and

          5.10.1.4 any Taxes imposed on Seller or the Company as a result of the
Section 338(h)(10) Election.

          5.10.2 Allocation of Taxes to Purchaser. Purchaser shall be responsible for, will pay or cause to be paid all Taxes other than those allocated to Seller pursuant to Section 5.10.1 above.

          5.10.3 Responsibility for Preparation and Filing of Tax Returns and Amendments.

          5.10.3.1 For any taxable period of the Company that includes (but does not end on) the Closing Date (a "Straddle Period"), Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay its portion of all Taxes due with respect to such returns, reports and forms; Seller shall pay to Purchaser such amount owed by Seller pursuant to Section 5.10.1 with respect to the taxable periods covered by such Tax Returns no later than three (3) days after written notice by Purchaser. All such Tax Returns shall be prepared on a basis consistent with past practice. Purchaser shall furnish such Tax Returns to Seller for its approval (which approval shall not be unreasonably delayed or withheld) at least twenty (20) days prior to the due date for filing such Tax Returns.

     In the case of any Straddle Period:

               5.10.3.1.1 real, personal and intangible property Taxes ("Property Taxes") of the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

               5.10.3.1.2 the Taxes (other than Property Taxes) of the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Effective Time on the Closing Date, applying all exemptions, allowances or deductions (including, but not limited to, depreciation and amortization deductions) applicable to such Pre-Closing Tax Period.

          5.10.3.2 For any Pre-Closing Tax Period, Seller shall timely prepare and Purchaser or Seller, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. Seller shall furnish the Tax Returns and tax work papers to Purchaser for its approval, which shall not be unreasonably delayed or withheld, at least twenty (20) days prior to the due date for filing such Tax Returns. Seller shall pay all Taxes due with respect to such Tax Returns. Any Tax Returns to be filed by Purchaser or the Company shall be furnished by Seller to the Purchaser or Company, as the case may be, for signature and filing at least five (5) days prior to the due date for filing such Tax Returns and the Purchaser or Company, as the case may be, shall promptly sign and timely file any such Tax Return. Purchaser and Seller agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the Effective Time on the Closing Date, unless the relevant Governmental Body will not accept a Tax Return filed on that basis.

          5.10.3.3 Seller shall be responsible for filing any amended, consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date. For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended Tax Returns shall be prepared by Seller and furnished to the Purchaser or the Company, as the case may be, for signature and its approval, which shall not be unreasonably delayed or withheld, and filing at least twenty (20) days prior to the due date for filing such Tax Returns, and the Purchaser or Company, as the case may be, shall promptly sign and timely file any such amended Tax Return.

          5.10.4 Cooperation.

          5.10.4.1 Without limiting Section 8.5, each of Seller, the Company, and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods.

          5.10.4.2 Such cooperation shall include the retention and (upon the other party's request, at the other party's cost and expense, and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable Governmental Body and (ii) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information. Purchaser and Seller shall (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention arrangements entered into with any Governmental Body, and (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, or Seller, as the case may be, shall allow the other party to take possession of such books and records at its sole cost and expense. The requesting party shall reimburse the other party for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs. Any information or explanation obtained pursuant to this Section 5.10.4.2 shall be maintained in confidence, except (x) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (y) to the extent the disclosing party provides written permission for such disclosure.

          5.10.5 Refunds and Credits.

          5.10.5.1 Any refunds or credits of Taxes of the Company for any Pre-Closing Tax Period or that are Excluded Taxes shall be for the account of Seller. Any refunds or credits of the Company for any taxable period beginning after the Closing Date shall be for the account of the Purchaser. Any refunds or credits of Taxes of the Company for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Purchaser shall, if Seller so requests and at Seller's expense, file for and obtain any refunds or credits, or cause the Company to file for and obtain any refunds or credits, to which Seller is entitled under this Section 5.10.5.1, provided, however, that such filings shall not prejudice Purchaser. Purchaser shall permit Seller to control the prosecution of any such refund claim.

          5.10.5.2 Purchaser shall cause the Company to elect, where permitted by applicable Law, to carry forward any Tax asset arising in a taxable period beginning after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period in which the Company was included in a consolidated, combined or unitary return with the Seller or its Affiliates.

          5.11 Seller Post Closing Site Access. Purchaser agrees to provide the Seller with post-closing access to the Company Property for any reason necessary to fulfill any obligation required by law, administrative order, court order, judgment or in connection with a Legal Proceeding. Seller shall be provided, as needed, access to the Company Property upon providing Purchaser notice at least three (3) days in advance. Purchaser further agrees that it will not unreasonably interfere with Seller's access to or use of the Company Property.

          5.12 Environmental Responsibility. Each of Purchaser and LHV acknowledges and agrees that the Company Property is sold "AS IS, WHERE IS" and that neither Seller nor the Company MAKE ANY REPRESENTATIONS, PROMISES, COVENANTS, AGREEMENTS, GUARANTIES OR WARRANTIES OF ANY KIND, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AND ANY AND ALL REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS ENVIRONMENTAL CONDITION OR THE COMPANY'S COMPLIANCE

WITH ENVIRONMENTAL LAWS INCLUDING BUT NOT LIMITED TO THE EXISTENCE IN, ON, UNDER OR EMANATING FROM THE PROPERTY, OR ANY PORTION THEREOF, OF HAZARDOUS MATERIALS, ARE HEREBY DISCLAIMED AND EXCLUDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS RELYING ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF THE SELLER AND IN ADDITION, PURCHASER ACKNOWLEDGES THAT SELLER IS UNDER NO OBLIGATION TO RESEARCH OR INVESTIGATE ANY MATTER OR CONDITION RELATING TO THE PROPERTY AND KNOWLEDGE OF ANY MATTER BY SELLER, IF ANY, IS LIMITED SOLELY TO THE ACTUAL KNOWLEDGE OF THE SELLER. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE CONSIDERATION PAID FOR THE PURCHASE OF THE PROPERTY REFLECTS THAT ALL OF THE PROPERTY IS SOLD BY THE SELLER AND PURCHASED BY THE PURCHASER SUBJECT TO THE FOREGOING. Purchaser covenants and agrees that it is and will be responsible for the Company's compliance with Environmental Laws (past, present, and with regard to the future, for the time period beginning at the Effective Time and thereafter during which Purchaser owns the Company or a successor thereto, in whole or in part and the Company or a successor thereto is an owner, operator or tenant of the Company Property) and will hold Seller and its affiliates, shareholders, officers, directors, and agents harmless from any and all Liabilities, Environmental Liabilities, Losses, or responsibility, for the environmental condition of the Company Property (past, present, and with regard to the future, for the time period beginning at the Effective Time and thereafter during which Purchaser owns the Company or a successor thereto, in whole or in part and the Company or a successor thereto is an owner, operator or tenant of the Company Property) and the Company's compliance with Environmental Laws, except with respect to asbestos related personal injury claims as described in Section 7.1.1.3.

                                   ARTICLE 6

                            DOCUMENTS TO BE DELIVERED

          6.1 Documents to be Delivered by the Seller. Simultaneous with the execution of this Agreement, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

          6.1.1 a stock certificate representing all of the Shares, duly endorsed in blank or accompanied by stock transfer powers;

          6.1.2 a written release of all Liens on the Shares and the assets of the Company on which Liens have been placed;

          6.1.3 a certificate of the Secretary, Assistant Secretary or other officer of Seller, dated the Closing Date, as to the resolutions duly and validly adopted by the board of directors of Seller evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement; and

          6.1.4 such other documents as the Purchaser shall reasonably request.

          6.1.5 complete minute books of the Company;

          6.1.6 written resignations of all officers and directors of the Company and a general mutual release of the Company from such officers and directors in the form attached hereto as Exhibit B; and

          6.1.7 a certificate of the Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of the Seller and stating that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the treasury regulations thereunder.

          6.2 Documents to be Delivered by the Purchaser. Simultaneous with the execution of this Agreement, the Purchaser shall deliver to the Seller the following:

          6.2.1 the Initial Purchase Price in accordance with Section 2.1.1;

          6.2.2 evidence of the wire transfers of the Initial Purchase Price referred to in Section 2.3.1;

          6.2.3 a certificate of the Secretary, Assistant Secretary or other officer of Purchaser, dated the Closing Date, as to the resolutions duly and validly adopted by the board of directors of Purchaser evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement;

          6.2.4 a general mutual release of the Company's officers and directors in the form attached hereto as Exhibit B;

          6.2.5 a guaranty (the "Guaranty") in the form attached hereto as Exhibit C from Lionheart Holdings LLC ("LHV"), an affiliate of Purchaser, whereby LHV guarantees Purchaser's obligations under Sections 5.12, 7.1.2.3, and
7.3 of this Agreement; and

          6.2.6 such other documents as the Seller shall reasonably request.

                                   ARTICLE 7

                                 INDEMNIFICATION

          7.1 General Indemnification.

          7.1.1 Subject to Sections 7.2, 7.4 and 7.5, the Seller hereby agrees to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

          7.1.1.1 subject to Section 7.4, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Article 3, or any representation or warranty contained in any certificate or document delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all material respects as of the date made;

          7.1.1.2 any and all Losses based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Seller under this Agreement;

          7.1.1.3 any and all Losses for asbestos related personal injury claims from third parties including but not limited to the items set forth on
     Schedule 3.17 (including, but not limited to, wrongful death claims), based on any theory of liability including but not limited to negligence, breach of warranty or products liability claims arising out of or resulting from any products manufactured or sold by the Company on or prior to the Closing Date regardless of whether or not there has been a breach of a representation or warranty under this Agreement;

          7.1.1.4 any and all Losses and Liabilities based upon, attributable to or resulting from (i) any Company Plan that is sponsored or maintained by Seller including, but not limited to, the Tecumseh Products Company Salaried Employees Pension Plan and the Tecumseh Products Company Retirement Savings Plan, (ii) claims for medical benefits by any Employee incurred prior to the Closing Date, and (iii) subject to the remainder of this Agreement (including, but not limited to, Sections 5.1.2, 5.1.7, any provisions contained herein regarding primary and secondary coverage, and any provisions contained herein relating to the Company or its related entities offering retiree health coverage after the Closing Date) claims for retiree medical benefits by any nonunion Employee, whether incurred prior to or after the Closing Date;

          7.1.1.5 all Liabilities for Excluded Taxes and Seller's portion of Taxes for a Straddle Period. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Purchaser and its Affiliates (including the Company) or any of their respective officers, directors, employees or agents, from any Liability for Taxes attributable to any action taken on or after the Closing Date by Purchaser, any of its Affiliates (including the Company) or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required by applicable Law or by this Agreement) (a "Purchaser Tax Act") or attributable to a breach by Purchaser of its obligations under this Agreement; and

          7.1.1.6 any brokerage or finders fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with the Seller (or any person acting on their behalf) in connection with the transactions contemplated by this Agreement.

          7.1.2 Subject to Section 7.2, Purchaser hereby agrees to indemnify and hold the Seller, and its respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns (the "Seller Indemnified Parties") harmless from and against:

          7.1.2.1 subject to Section 7.4, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Article 4, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all material respects as of the date made;

          7.1.2.2 any and all Losses based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Purchaser under this Agreement;

          7.1.2.3 any and all Environmental Liabilities; and

          7.1.2.4 all Liabilities for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Purchaser's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), and all Liabilities for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of its obligations under this Agreement.

          7.2 Limitations on Indemnification for Breaches of Representations and Warranties. Other than the representations and warranties set forth in Section
3.2 (Authorization of Agreement), Section 3.6 (Ownership and Transfer of Shares), Section 3.10 (Certain Tax Matters), Section 3.20 (Financial Advisors),
Section 4.2 (Authorization of Agreement) and Section 4.6 (Financial Advisors), an indemnifying party shall not have any Liability under Sections 7.1.1.1 and 7.1.2.1:

          7.2.1 with respect to any individual claim for the breach of a representation and warranty, unless and until the Losses claimed exceed Fifteen Thousand Dollars ($15,000) (the "De Minimis Amount");

          7.2.2 unless and until the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties, exceeds, in the aggregate, an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the "Deductible"), disregarding any individual claim that does not exceed the De Minimis Amount and then only to the extent that such Losses exceed the Deductible;

          7.2.3 for any Losses in excess of an amount equal to ten percent (10%) in the aggregate of the Final Purchase Price (the "Cap") once the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties equals or exceeds the Cap; and

          7.2.4 in any event, where the indemnified party had actual knowledge, at the time the representation and warranty was made, of the inaccuracy of the representation and warranty (or facts giving rise thereto) causing the Loss for which the claim to indemnification is made.

          7.3 Environmental Liabilities - Indemnification. Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Liability arising in connection with any and all Environmental Liabilities.

          7.4 Survival of Representations and Warranties and Covenants.

          7.4.1 The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article 7 and such representations and warranties shall terminate at 11:59 p.m. on the date that is twelve (12) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.2 (Authorization of Agreement), Section 3.6 (Ownership and Transfer of Shares), and Section 3.19 (Environmental Matters), shall survive the Closing and remain in effect indefinitely; and (ii) the representations and warranties contained in
Section 3.10 (Certain Tax Matters) shall survive the Closing and remain in effect for the period ending sixty (60) days after the expiration of the relevant statute of limitations. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

          7.4.2 Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

          7.5 Limitation on Indemnification for Breaches of Sections 3.2, 3.6, 3.20, 4.2 or 4.6 Representations and Warranties. An indemnifying party shall not have any Liability under Sections 7.1.1.1 and 7.1.2.1 for representations and warranties set forth in Sections 3.2 (Authorization of Agreement), 3.6 (Ownership and Transfer of Shares), 3.20 (Financial Advisors), 4.2 (Authorization of Agreement) or 4.6 (Financial Advisors) with respect to any Losses in excess of the Final Purchase Price.

          7.6 General Indemnification Procedures.

          7.6.1 In the event that any Legal Proceedings shall be instituted or any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 7.1 (regardless of the De Minimis Amount or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section
7.1 and enclose true and correct copies of any and all written documents furnished to the indemnified party by the Person that instituted the Claim. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder; provided, however, the indemnified party shall have the right to approve any settlement (which approval shall not be unreasonably withheld, delayed or conditioned) to the extent that such settlement involves an order, injuction, non-monetary equitable relief against the indemnified party which, if accepted, would materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the indemnified party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party (i) if so requested by the indemnifying party to participate or (ii) if, in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. Without limiting Section 8.5, the parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. The indemnified party shall promptly supply to the indemnifying party copies of all correspondence and documents relating to or in connection with such Claim and keep the indemnifying party fully informed of all developments relating to or in connection with such Claim (including, without limitation, providing to the indemnifying party on request updates and summaries as to the status thereof). Such cooperation with respect to any Claim shall also include the retention and the provision of records and information that are reasonably relevant to any such Claim (including, without limitation, all records and information relating to litigation cases listed on Schedule 3.17) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (a) retain such records relating to a Claim as are required to be retained by any applicable Law and (b) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information.

          7.6.2 After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

          7.6.3 The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

               7.7 Procedures Relating to Indemnification of Tax Claims.

          7.7.1.1 If one party is responsible for the payment of Taxes pursuant to Section 5.10, Section 7.1.1.5 or Section 7.1.2.3 (the "Tax Indemnifying Party"), and the other party (the "Tax Indemnified Party") receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") with respect to such Taxes, the Tax Indemnified Party shall notify the Tax Indemnifying Party in writing within fifteen (15) Business Days of notice of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within the specified period of time to allow such party effectively to contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party position is actually prejudiced as a result thereof.

          7.7.1.2 With respect to any Tax Claim, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any Governmental Body with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that in the case of a Tax Claim relating solely to Taxes of the Company for a Straddle Period, Seller and Purchaser shall jointly control all proceedings taken in connection with any such Tax Claim. The

     Tax Indemnifying Party shall keep the other Party reasonably informed of all material developments and events relating to such Tax Claim (including reasonably prompt forwarding of copies to the other Party of any related correspondence. The other Party shall have the right to participate (but not control) the defense of such Tax Claim at its own expense.

          7.7.1.3 The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party's request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          7.7.1.4 In no case shall the Tax Indemnified Party, the Company or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party's prior written consent. Neither party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party's prior written consent.

               7.8 Exclusive Remedies.

          7.8.1 The parties hereto agree that their respective remedies under
     Article 5 and Article 7 of this Agreement are their exclusive remedies under this Agreement; provided, however, that the foregoing provisions shall not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Seller Document or Purchaser Document; and provided, further, however, that the foregoing shall not apply to intentional misrepresentations by a Party hereto or by such Party's consultants or representatives.

          7.8.2 Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification, and shall not include incidental, consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages except with respect to an asbestos-related Claim under
     Section 7.1.1.3 as set forth in the definition of Losses

          7.9 Adjustments for Insurance and Tax Benefits. Any indemnification payable in accordance with Article 7 shall be net of any (i) amounts actually recovered (after deducting related costs and expenses) or recoverable by the indemnified party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto, provided, however that the foregoing does not require the Company or Purchaser to make a claim under its insurance or against a third party prior to seeking indemnification pursuant to this Article

     7 for an asbestos-related claim under Section 7.1.1.3, and (ii) Tax benefits (in the form of an actual refund or a reduction in any Tax that would otherwise have been payable) realized by the indemnified party in respect of any Losses for which such indemnification payment is made.

          7.10 Treatment of Indemnity Payments. Seller and the Purchaser agree that all indemnification payments made in accordance with Article 7 will be treated by the parties as an adjustment to the Final Purchase Price.

                                   ARTICLE 8

                                  MISCELLANEOUS

          8.1 Certain Definitions.

     For purposes of this Agreement, the following terms shall have the meanings specified in this Section:

     "Accounting Principles" means GAAP, and where a specific method, principle or calculation under GAAP is specified in the accounting principles set forth in Exhibit A, means a calculation made in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation. For purposes of any application of the Accounting Principles hereunder, GAAP is to be applied on a basis consistent with those principles reflected by the Company in the preparation of the Financial Statements, as modified or supplemented by Exhibit A.

     "Adjusted Purchase Price" shall have the meaning set forth in Section
2.2.4.

     "Adjustment Amount" shall have the meaning set forth in Section 2.2.4.

     "Adjustment Period" shall have the meaning set forth in Section 2.2.1.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

     "Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "Allocation" shall have the meaning set forth in Section 2.4.3.

     "Approved Absence" shall have the meaning set forth in Section 5.1.1.

     "Balance Sheet" shall have the meaning set forth in Section 3.7.

     "Balance Sheet Date" shall have the meaning set forth in Section 3.7.

     "Business Day" means any day of the year not a Saturday or a Sunday on which national banking institutions in Detroit, Michigan are open to the public for conducting business and are not required or authorized to close.

     "Cap" shall have the meaning set forth in Section 7.2.3.

     "Claim" shall have the meaning set forth in Section 7.6.1.

     "Closing" shall have the meaning set forth in Section 1.2.

     "Closing Date" shall have the meaning set forth in Section 1.2.

     "Closing Date PBO" shall have the meaning set forth in Section 5.1.8.2.

     "Closing Date Working Capital" shall have the meaning set forth in Section 2.2.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitment" shall have the meaning set forth in Section 5.8.

     "Company" shall have the meaning set forth in the recitals of this Agreement.

     "Company Hourly DB Plan" shall have the meaning set forth in Section 5.1.8.

     "Company Hourly DB Plan Trust" shall have the meaning set forth in Section 5.1.8.1.

     "Company Intellectual Property" shall mean (i) all Intellectual Property owned by the Company; and (ii) all the Intellectual Property set forth on
Schedule 3.13.1 that is owned by the Seller and that will be transferred to the Company on the Closing Date.

     "Company Material Adverse Effect" means a material adverse effect on the assets, Liabilities, business, financial condition or results of operations of the Company (taken as a whole) other than an effect resulting from an Excluded Matter. "Excluded Matters" means any one or more of the following: (i) the effect of any change arising from or related to any market in general in which the Company operates (whether in the United States or internationally), the United States economy as a whole, or the international economy; (ii) the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or escalation thereof; (iii) the effect of any matter of which Purchaser is aware on the date hereof; (iv) the effect of any changes in applicable Laws, regulations or accounting rules; or (v) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

     "Company Plans" shall have the meaning set forth in Section 3.15.1.

     "Company Property" shall have the meaning set forth in Section 3.11.

     "Company Retirees" shall have the meaning set forth in Section 5.1.3.

     "Contract" means any contract, purchase orders, understandings, obligations agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement to which the Company is a party or by which it or its properties are or may be bound.

     "De Minimis Amount" shall have the meaning set forth in Section 7.2.1.

     "Deductible" shall have the meaning set forth in Section 7.2.2.

     "Effective Time" shall have the meaning set forth in Section 1.1.

     "Employees" shall have the meaning set forth in Section 5.1.1.

     "Environmental Law" means any Law, Order or other requirement of Law relating to the protection of the environment or for the manufacture, use, transport, treatment, storage, disposal, discharge, emission, release or threatened release of petroleum products, asbestos, urea formaldehyde, insulation, polychlorinated biphenyls or any substance listed, classified or regulated as "hazardous" or "toxic" or any similar term under such Environmental Law, including, without limitation, any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); the Clean Air Act (42 U.S.C. Section 7401 et seq.); the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); the Solid Waste Disposal Act (42 U.S.C. 6901 et seq.); the Oil Pollution Act (33 U.S.C. 2701 et seq.); the Emergency Planning and Community Right-To-Know Act (42 U.S.C. 1101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.); and the regulations promulgated pursuant thereto.

     "Environmental Liabilities" means any Liability arising or relating to Hazardous Materials located in, at, under or emanating from the Company Property, except for asbestos related personal injury claims as described in
Section 7.1.1.3.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Taxes" means any Liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, (i) for any Taxes of the Company for any Pre-Closing Tax Period; and (ii) as a result of Treasury Regulation Section 1.1502-6(a) for Taxes of Seller or any other corporation which has been affiliated with Seller.

     "Final Purchase Price" shall have the meaning set forth in Section 2.1.1.

     "Financial Statements" shall have the meaning set forth in Section 3.7.

     "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the Financial Statements were prepared.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

     "Guaranty" shall have the meaning set forth in Section 6.2.5.

     "Hazardous Material" means any material, waste or other substance that is listed, defined, designated, classified or regulated as, or otherwise determined to be, hazardous, radioactive, harmful or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, asbestos or asbestos-containing materials, urea formaldehyde insulation and polychlorinated biphenyls.

     "Initial Purchase Price" shall have the meaning set forth in Section 2.1.1.

     "Intellectual Property" means all rights under patent, copyright, trademark or trade secret law or any other statutory provision or common law doctrine, currently used in the business as presently conducted and as conducted up to and through the Closing Date.

     "Inventory" shall have the meaning set forth in the Accounting Principles.

     "IRS" means the Internal Revenue Service of the United States.

     "Knowledge of Purchaser" means the actual knowledge of the senior officers of the Purchaser or other employees of the Purchaser actively involved in the transactions contemplated hereby.

     "Knowledge of Seller" means the actual knowledge of Gregory Peabody, Pamela Carlin, Glenn Kandell or James Nicholson.

     "Law" or "Laws" means any federal, state, local, municipal or foreign law (including common law), statute, code, ordinance, rule, regulation, directives, decisions, by-laws, orders or other requirement or any other governmental or administrative laws, ordinances, directives or decisions.

     "Legal Proceeding" means any judicial, administrative or arbitral actions, claims, suits, citations, proceedings (public or private), claims, or governmental proceedings or investigations.

     "LHV" shall have the meaning set forth in Section 6.2.5.

     "Liabilities" means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement of the Company (other than endorsements or notes, bills and checks presented to banks for collection or deposits in the ordinary course of business), whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the Financial Statements.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Losses" means any and all losses, claims, awards, expenses, damages, judgments, settlements, debts, Liabilities, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' and consultants' fees and expenses and costs of investigation), and, solely with respect to an asbestos-related Claim under
Section 7.1.1.3, incidental, consequential, indirect, special, punitive exemplary or other similar damages claimed by third party plaintiffs with respect to such asbestos-related Claims.

     "Material Contracts" shall have the meaning set forth in Section 3.14.

     "Objection Notice" shall have the meaning set forth in Section 2.2.2.

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

     "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the Company, operations and financial condition of the property so encumbered; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been materially violated; (v) all matters caused directly or indirectly by Purchaser; and (vi) such other imperfections in title, charges, easements, restrictions, encumbrances and matters revealed by a plat of ALTA survey which do not materially detract from the value of or materially interfere with the present use of the Company Property subject thereto or affected thereby, or for which a title insurer chosen by Purchaser agrees to provide title insurance coverage.

     "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including, a Governmental Body).

     "Pre-Closing Tax Period" means, with respect to the Company, any Tax period (or portion thereof) ending on or before the Closing Date.

     "Property Taxes" shall have the meaning set forth in Section 5.10.3.1.1.

     "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

     "Purchaser DC Plan" shall have the meaning set forth in Section 5.1.7.

     "Purchaser Documents" shall have the meaning set forth in Section 4.2.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 7.1.1.

     "Purchaser Tax Act" shall have the meaning set forth in Section 7.1.1.5.

     "Purchaser's Actuary" shall have the meaning set forth in Section
5.1.8.2.1.

     "Retiree Plan" shall have the meaning set forth in Section 5.1.3.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section 2.4.1.

     "Section 338 Forms" shall have the meaning set forth in Section 2.4.2.

     "Securities Act" shall have the meaning set forth in Section 4.5.

     "Seller" shall have the meaning set forth in the preamble of this Agreement.

     "Seller Documents" shall have the meaning set forth in Section 3.2.

     "Seller Indemnified Parties" shall have the meaning set forth in Section 7.1.2.

     "Seller Marks" shall have the meaning set forth in Section 5.4.

     "Seller's Actuary" shall have the meaning set forth in Section 5.1.8.2.1.

     "Seller's Taxes" shall have the meaning set forth in Section 5.10.1.

     "Shares" shall have the meaning set forth in the recitals of this Agreement.

     "Straddle Period" shall have the meaning set forth in Section 5.10.3.1.

     "Target Working Capital" shall mean $3,400,000.

     "Tax Claim" shall have the meaning set forth in Section 7.7.1.1.

     "Tax Indemnified Party" shall have the meaning set forth in Section
7.7.1.1.

     "Tax Indemnifying Party" shall have the meaning set forth in Section
7.7.1.1.

     "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (i), and (iii) "Tax" shall have the correlative meaning any transferee Liability in respect of any items described in clauses
(i) and/or (ii).

     "Technology" means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, tools, inventions, creations, improvements, works of authorship other similar materials relating to the Company's products, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing, currently used in the business as presently conducted and as conducted up to and through the Closing Date.

     "Trade Accounts Payable" shall have the meaning set forth in the Accounting Principles.

     "Trade Receivables" shall have the meaning set forth in the Accounting Principles.

     "Transfer Taxes" means all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever.

     "Transferred Company Plans" shall have the meaning set forth in Section 3.15.2.

     "Unrelated Accounting Firm" shall have the meaning set forth in Section 2.2.3.

     "U.S. Dollars" or "Dollars" means the legal currency of the United States.

     "Working Capital" shall have the meaning set forth in the Accounting Principles.

          8.2 Payment of Transfer Taxes. All Transfer Taxes applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

          8.3 Excluded Assets. Prior to the Closing Date, the following assets will be transferred from the Company to Seller or Seller's designee:

          8.3.1 cash;

          8.3.2 the following information technology contracts licenses in the name of Seller that will no longer be valid contracts or licenses benefiting the Company as of the Closing: (i) SMA (asset management software for fixed assets);
(ii) Everest (consolidation software); (iii) Lawson (payroll, HR and benefits);
(iv) GoToMyPC with Citrix Online (remote access service for certain employees of Seller); and (v) Mazepath (e-mail back-up software); provided, however, that with respect to (i) and (iii) above, Seller shall provide Purchaser with a download of extracted data files relating to the Company or with a print out of such extracted data files if they are not available in electronic format;

          8.3.3 a computer monitor located on the Company Property that is used in connection with transmitting financial information from the Company to Seller (such monitor will be returned to Seller on or after Closing); and

          8.3.4 intercompany receivables of the Company owed by Seller and its Affiliates to the Company.

          8.4 Expenses. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

          8.5 Further Assurances. The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, including using their best efforts (including agreeing to reasonable time delays, as may be necessary) for the amendment of employee benefit plans or arrangements to provide consistency with the intent of this Agreement. From and after the Closing, upon request by either party, the other party will permit the requesting party and its representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the other party, to all premises, properties, personnel, books and records of or related to the Company or its business, assets and Liabilities; provided, however, that, the foregoing shall not require either party to take any such action if it determines in good faith that providing such information or access would be reasonably expected to (i) result in a waiver or breach of any attorney/client privilege or (ii) reveal a trade secret, unless, in either case, the parties have agreed to a confidentiality agreement reasonably satisfactory to both parties that would protect the confidentiality or privilege of such information. Such access shall be for the purposes of (a) preparing Tax Returns, (b) complying with the requirements of any Governmental Entity, (c) providing reasonable litigation support for the requesting party (as it relates to the indemnification claims hereunder or as it relates to such requesting party's own claims and/or defenses) and (d) such other reasonable and customary purposes as the parties shall request from time to time. In addition, each party shall reasonably cooperate with the other requests that the other party or its representatives may make with respect to contesting or defending against litigation or other proceedings reasonably related to the Company or its business, assets and Liabilities for which the requesting party is prohibited from contesting or raising a defense or taking such other requested action, or unable to contest or raise a defense or taking such other requested action, directly or without such cooperation, including providing such testimony or other assistance, in each case all at the cost and expense of the requesting party. Each party agrees to maintain the files or records in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, provided, however, the Purchaser agrees to cause the Company to retain all such files or records relating to litigation disclosed pursuant to this Agreement until such time as Purchaser directs Purchaser or the Company in writing that such records may be destroyed. The Company agrees to comply with all of Purchaser's obligations above and Purchaser agrees to cause any successor in interest to Purchaser that owns the Company to comply with the provisions of this Section 8.5.

          8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          8.7 Submission to Jurisdiction; Consent to Service of Process.

          8.7.1 The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Michigan over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          8.7.2 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 8.10.

          8.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this

Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          8.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          8.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally; (ii) mailed by certified or registered mail, return receipt requested; or (iii) sent by FedEx or other nationally recognized express carrier, fee prepaid to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:          Tecumseh Products Company
                       100 E. Patterson Street
                       Tecumseh, Michigan 49286
                       Attn: James S. Nicholson
                       Facsimile: (517) 423-0200

With a copy to:        Miller, Canfield, Paddock & Stone, P.L.C.
                       840 West Long Lake Road, Suite 200
                       Troy, Michigan 48098
                       Attn:  David D. Joswick, Esq.
                       Facsimile:  (248) 879-2001

If to Purchaser, to:   MP Pumps Acquisition Corp.
                       Metro Philadelphia Office
                       130 Keystone Drive
                       Montgomeryville, PA  18936
                       Attn: David Bovenizer
                       Facsimile: (215) 646-5149

With a copy to:        Jaeckle Fleischmann & Mugel, LLP
                       12 Fountain Plaza
                       Buffalo, New York 14202
                       Attn: Kristen M. Birmingham, Esq.
                       Jamie J. Batt, Esq.
                       Facsimile: (716 ) 856-0600

          8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

          8.12 Binding Effect; No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

          8.13 Disclosure Schedules. To the extent set forth in the immediately following sentences, the Schedules of this Agreement shall qualify each and every representation and warranty of Seller in Article 3 of this Agreement. Any disclosure in the Schedules of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

          8.14 Rules of Construction. Interpretation of the Seller and Purchaser Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;
(b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to "$" shall mean U.S. dollars; (d) the word "including" and words of similar import when used in this Agreement, Purchaser Documents and Seller Documents shall mean "including without limitation," unless otherwise specified; (e) the word "or" shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in this Agreement or the Seller or Purchaser Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, Purchaser Documents and Seller Documents; and (h) this Agreement and each of the Seller and Purchaser Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          8.15 Counterparts. This Agreement and each of the Seller and Purchaser Documents may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or a Seller Document or Purchaser Document by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

                        [Signatures follow on next page]

          8.16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

MP PUMPS ACQUISITION CORP.


By:
    ---------------------------------
Name: David S. Bovenizer
Title: Chief Executive Officer


SELLER:

TECUMSEH PRODUCTS COMPANY


By:
    ---------------------------------
Name: James S. Nicholson
Title: VP, Treasurer and
       Chief Financial Officer

Solely for purposes of Sections 5.1, 5.10.4, 5.12, and 8.5, Company is a party to this Agreement:

COMPANY:

M. P. PUMPS, INC.


By:
    ---------------------------------
Name: James S. Nicholson
Title: Vice President and Treasurer